                  AGREEMENT BETWEEN CHARTWELL INTERNATIONAL, INC.
                                  AND JANICE JONES


AGREEMENT made the 10th day of March 1995, by and between Chartwell International, Inc. a Nevada corporation with its principal office at 7605 Santa Monica Blvd. Suite 631, West Hollywood, California 90046 (hereinafter called the "Company") and Janice Jones, 37 Terry Hills Farm Dr., Inglewood, Colorado 80110 (hereinafter called the ("Executive").

                                     WITNESSETH

WHEREAS. The Executive is President of the Company and has served the company continuously during the past 3 years as its principal executive, and

WHEREAS. The leadership of the executive has constituted a major factor in the growth and development of the Company and the Company is greatly in need of the Executive's continued leadership so that the further and uninterrupted progress of the Company will be assured, and

WHEREAS. The Company acknowledges and recognizes the value of the Executive's services, including the capacity for services of special, unique, and extraordinary character, and

WHEREAS. The Company desires to employ, retain and make secure for itself the vast experience, outstanding abilities and services of the Executive as President for a period of at least eight years from the effective date hereof and thereafter to employ, retain and make secure for the Company her services in an advisory and consultative capacity for life and to prevent any other competitive business from securing the services of said executive and utilizing her experience, background and know-how, and

WHEREAS. Both parties desire to embody the terms and conditions of employment of said Executive, and the restricted stock option granted to her in connection therewith, into a written Agreement, and

WHEREAS. All of the terms, conditions and undertakings of this Agreement, including without limitations those of the restricted stock option embodied herein, and the execution of this Agreement, were duly fixed, stated, approved, authorized and directed for and on behalf of the Company by resolution of its Board Of Directors at a meeting of such Board held at the office of the Company on the 10th day of March, 1995, at which a quorum of Directors was present and voted, exclusive of the Executive, and to which resolution reference is hereby made, and which resolution by this reference is incorporated herein as though fully at length repeated.

NOW, THEREFORE, It is mutually agreed by and between the parties hereto as follows:

1. EMPLOYMENT PERIOD AND DUTIES- The Company agrees to and does hereby employ the Executive President and said Executive agrees to serve the Company in such capacity for a period commencing on the effective date of this Agreement and continuing for (8) years thereafter (such period being hereinafter called "The Employment Period", unless sooner terminated as provided hereunder. The effective date hereof shall be March 10, 1995.

2. ADVISORY EMPLOYMENT TERM AND DUTIES- The Company agrees to, and does hereby, employ Janice Jones, and she agrees to serve the Company, for the period commencing with the expiration or termination of the employment period and continuing for life (hereinafter called the "Advisory Employment Term") as an advisor and consultant to the Company with such duties of an advisory or consultative nature as may reasonable be requested by its Board Of Directors- provided, however, that,

     (A) Services required of said Executive during the advisory employment term shall be performed in such places in the United States or overseas as she may designate.

     (B) Said Executive shall not be required to devote more than thirty (30) hours in any month to such services,

     (C) Said Executive shall not be required to return from any vacation or any journey to render any such services,

     (D) Said Executive shall not be required to render such services during periods of illness or other incapacity.

3. COMPENSATION- The Company shall pay to said Executive, and said Executive shall accept from the Company for her services during the employment period, compensation at the rate of $5,000 per month from each company that CII receives cash-flow revenues. Total compensation for first 12 months shall be no larger than $15,000 per month. Compensation shall increase to maximum $22,500 per month during second 12 months. With strong expansion and growth of the Company during the 8 year period of this contract compensation increases, bonuses and stock options shall be given when and as approved by the Board-Of-Directors.

4. EXPENSES- During the employment period the Company will pay all expenses incurred by the Executive in furtherance of or in connection with the business of the Company and its subsidiaries, affiliates, including but not by way of limitation, all traveling expenses, and all entertainment expenses (whether incurred at the Executive's residence, while traveling, or otherwise). If any such expenses are paid in the first instance by the said Executive the Company will reimburse her therefor.

     During the Advisory Employment Term, the Company will reimburse said Executive for any and all expenses of any kind incident to the rendition of the advisory and consultative services to be rendered hereunder and said Executive shall be entitled to the use of office space and all facilities of the same nature and character as were furnished to said Executive during the employment period.

5. SERVICES- The Executive agrees to devote her full time and efforts during the employment period to the business of the Company and its subsidiaries and to serve as the President of the Company. If elected as such, provided, however, that she shall be entitled to a minimum vacation period totaling at least one (1) month each year which she may take, at her option either in whole or in part, consecutively or not, in any year, and which vacation periods shall be cumulative over the term of the employment period, but for no more than four months in any given year.

     The Executive shall perform her duties faithfully, diligently, and to the best of her ability during the employment period and during the Advisory Employment Term.

6. RIGHT TO TERMINATE- The Executive shall have the right to terminate the employment period specified herein at the end of the fifth (5the) year thereof by giving at least one hundred and twenty (120) days prior written notice to the Company and shall have the further right to terminate such employment period as hereinbefore provided, the advisory and consultative services to the Company and provided for herein and shall thereupon receive the compensation provided for herein for such services.

7. COMPANY RIGHT TO TERMINATE- The Company shall have the right to terminate the employment period specified herein at any time the Executive is not able to properly perform her duties and responsibilities due to an extreme delinquencies, criminal actions and total mental or physical disability.
     As long as the Executive performs her duties and responsibilities in a satisfactory manner, continues to improve the Company operations, and sets personal standards of leadership the Company cannot terminate the Executive during the period of this contract.

     In the event that during the employment period said Executive shall be disabled from rendering services hereunder as President to the Company for nine (9) consecutive months, the Board-Of-Directors of the Company may terminate the employment period after sixty (60) days written notice, and in such event, the Advisory Employment Term shall begin on the first day following such sixty (60) day period. In such event, said Executive shall commence rendering advisory and consultative services provided and shall receive the compensation

8. RESTRICTIVE COVENANT- The Executive agrees that so long as this Agreement is in full force and effect, she will not, directly or indirectly, either as principal, agent, stock holder, or in any other capacity, engage in or have a financial interest in, any business which is competitive to the business of the Company and its subsidiaries, except that nothing contained herein shall preclude the Executive from purchasing or owning stock in any such business, providing that her holdings do not exceed _____(%) percent of the issued and outstanding capital stock. For the purposes hereof, a business will be deemed competitive if it involves the production, manufacture or distribution of any product similar to those produced, manufactured or distributed by the Company or any of its subsidiaries. The executive expressly agrees that upon a breach or violation of the foregoing provision of this Agreement, the Company in addition to all other remedies shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.

9. SECRET PROCESSES- The Executive will not divulge, furnish or make accessible to any one (otherwise than in the regular course of the business of the Company or any of its subsidiaries) any knowledge or information with respect to confidential or secret processes, formula, machinery, plans, devices or material of the Company or any of its subsidiaries, with respect to any confidential or secret process, formulas, development or research work of the Company or any of its subsidiaries, or with respect to any other confidential or secret aspect of the business of the Company of any of its subsidiaries.

10. DEATH- In the event of the death of the Executive the Company shall pay to her surviving spouse an amount equal to two (2) years compensation calculated on the basis of the compensation payable to the Executive under this Agreement at the date of her death. Such payments shall be made in equal monthly installments over a period of five (5) years from the date of the death of the Executive. If the Executive has no surviving spouse, then such amount shall be paid to the Executive's estate in a lump sum. If the Executive's spouse survives her but dies before all of the aforementioned monthly payments have been made, then the balance of such payments shall be paid to the Executive's estate in a lump sum.

11. RENEWAL OF CONTRACT- This Executive Agreement shall become renewable for another (8) years at the end of each eight (8) year period of (32) years so long as the Executive has fulfilled her duties and responsibilities satisfactorily and according to the covenants set out in this Agreement.

12.  BONUSES FROM INCREASED NET-PROFITS & NET SALES

     RATE OF COMPENSATION

     (A) A sum, with respect to any fiscal year of the Company during the term of employment hereunder in which the Net Profits of the Company (determined as hereinafter provided) shall exceed the Net Profits of the Company (so determined) for its fiscal year ending JULY 15, 1995 equal to 1% of such excess.

     (B) A sum, with respect to any fiscal year of the Company during the term of employment hereunder in which the Net Sales of the Company (determined as hereinafter provided)shall exceed the Net Sales of the Company (so determined) for its fiscal year ending JULY 15, 1995 equal to 1/10th of 1% of such excess.

     TIME OF PAYMENT

     (A) The sum, if any, payable with respect to any such fiscal year during the term of employment hereunder pursuant to subdivision.

     (B) or (B) Of Paragraph (1) shall be paid within 30 days after the amount so payable has been computed as the manner hereafter provided.

     METHOD OF COMPUTING PAYMENT- The Net Profits of the Company for any period shall be determined in accordance with good accounting practice, and giving effect to proper deductions on account of the following:

     (A) All expenses paid or accrued with respect to such period, including the amount of all compensation paid or payable hereunder in respect of such period, and all insurance premiums paid or payable, whether hereunder or otherwise,

     (B) Adjustment of the values of inventories and any other assets and depreciation on property, plant and equipment,

     (C) All Local, State and Federal Taxes, whether on profits or otherwise, and

     (D) All other proper charges against profits, whether or not of any class herein specified.

     DETERMINATION OF NET PROFITS- The amounts of the Net Profits of the Company for the Company's fiscal year ending JULY 15 1995, and for each fiscal year during the term of your employment hereunder, shall be determined as soon as practicable after the end of such year by such public accountant or firm of public accountants as shall be designated for the purpose by the Board Of Directors of the Company and a statement setting forth the results of such determination shall be furnished promptly after the completion thereof. Each such determination shall be conclusive.

     DETERMINATION OF NET-SALES- The Net Sales of the company for any period shall be deemed to be the excess of the gross receipts from the Company from the sale of product or services (excluding the amount of any sales tax collection) over the amount of all returns and allowances made in such period in respect of merchandise and services sold by the Company and any depreciation in value of returned funds, all determined in accordance with the Company's usual accounting practice.

     Notwithstanding anything herein contained - (I) the Net Sales of the Company for any fiscal year shall not be deemed to include any sales made by any so-called leased department or division (namely any business conducted otherwise than by the Company), and (II) in determining the amount of the Company's Net Sales for any fiscal year no account shall be taken of any sales and services, returns or allowances applicable, in accordance with good accounting practice, to any new department, division and subsidiary started after the beginning of such fiscal year operated by the Company, or to any additional department, division and subsidiary started by the Company after the beginning of such fiscal year, or to any new business venture commenced by the Company after the beginning of such fiscal year.

13. RESTRICTED STOCK OPTION- As a further inducement to the Executive to enter into this Agreement and to provide a means of enhancing the Executive's proprietary interest in the Company and to increase the Executive's incentive, the Company hereby grants to the Executive the right and option to purchase from the Company up to (_______) shares of its _________, exercisable upon the following terms and conditions-

     (A) The option price shall be eighty (80%) percent of the highest price at which said stock is sold on the New York, NASDAC, or Over The Counter exchange on the effective date hereof

     (B) Subject to the provisions hereof, this option shall be exercisable as follows-

          (1) After the expiration of one (1) year form the effective date hereof this option may be exercised with respect to all or any part of (___________) shares of the said total ___________shares.

          (2) After the expiration of two (2) years from the effective date (______) shares of its ________

          (3) After the expiration of three (3) years from the effective date (______) shares of its _______________

          (4) After the expiration of four (4) years from the effective date (______) shares of its ________

          (5) After the expiration of five (5) years from the effective date (________) shares of its __________

     (C) This option shall not be transferable by the Executive otherwise than by will or the laws of descent and distribution, and shall be exercisable during her lifetime only by her (and in no event later than eight (8) years from the effective date hereof).

     (D) In the event that the Executive ceases to be an employee of the Company hereunder, any portion of this option not then exercisable terminates at once, and any unexercised portion of this option which has by then become exercisable shall be exercisable by the Executive within three (3) months after she cease to be an employee (unless cessation of employment results from the death of the Executive as specifically provided for in subparagraph (E) hereof), provided however, that in no event shall such option be exercisable after the expiration of eight (8) years from the effective date hereof.

     (E) In the event of the death of the Executive while an employee of the Company (or within three (3) months after she ceases to be an employee), this option may be exercised by the estate of the Executive or by any person who hereafter acquires the right to exercise such option by bequest or inheritance of by reason of the death of the Executive, within the period of two (2) years after the date of death or such shorter period as may then be required under the provision of the United States Internal Revenue Code relating to restricted stock options and in no event later than eight (8) years from the effective date hereof,

     (F) This Executive shall make no disposition (within the meaning of "disposition" as defined in 421(D)(4) of the Internal Revenue Code of
          1954) of any share or shares transferred to her pursuant to any exercise of this option, within tow (2) years from the date this option is granted nor within six (6) months after the transfer of such shares or shares to her.

     (G) Subject to the requirements for restricted stock options of the United States Internal Revenue Code, as now in effect or as hereafter amended-

               In case the Company shall hereafter declare or pay to the holders________

     (H) This option shall be exercised by written notice or notices delivered to the Company's principal place of business.

     (I) Delivery of the certificates representing the shares of stock as to which this option shall be exercised at any given time, shall be made promptly after receipt of such notice by the Company against the payment of the purchase price of the shares with respect to which the option is exercised at such time,

     (J) The Executive, on behalf of herself, her legal representative and any other person who may become entitled to act hereunder by reason of the Executive's death, undertakes and agrees that, in conjunction with each purchase of stock hereunder, the purchaser will deliver to the Company her written representation that such shares are being purchased with the then present intention of holding the same for investment and not with a view to the distribution thereof.

     (K) Nothing contained in this paragraph "13" is intended, or shall be construed, to deprive the Executive of the full benefits of this option for (_______) ________ shares in the event of the wrongful discharge of the Executive or other breach of this Agreement by the Company,

     (L) The Company agrees that it now holds and will hold available a sufficient number of shares of its par value stock to satisfy the requirements of this option.

     (M) Nothing contained in this paragraph "13" is intended, or shall be construed, in any way to affect the restricted stock options heretofore granted to the Executive, it being specifically understood that the restricted stock option hereby granted to the Executive shall be independently of, and in addition to, such restricted stock option s heretofore granted by the Company to the Executive.

14. EXECUTIVE'S RIGHTS UNDER CERTAIN PLANS- The Company agrees that nothing contained herein is intended to or shall be deemed to be granted to the Executive in lieu of any rights and privileges which the Executive may be entitled to as an employee of the Company under any retirement, pension, insurance, hospitalization, or other plans which may now be in effect of which may hereafter be adopted, it being understood that the Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee.

15. SUCCESSORS, ETC. OF THE COMPANY- This Agreement shall inure to the benefit of and be binding upon the company, its successors and assigns, including without any person, partnership or corporation which may acquire all or substantially all of the company's assets and business, or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation or transfer, and the Executive, his heirs, assigns, executors and personal representatives.

16. ENTIRE AGREEMENT- The parties hereto agree that this Agreement supersedes any existing employment agreement between the Executive and the Company as amended and extended and contains the entire understanding and agreement between the parties and cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by both parties hereto.

17. EFFECTIVE DATE- The restricted stock option provided for in Paragraph "13" hereof shall become effective as of the date of this agreement, provided, however, that said restricted stock option shall be submitted to the stockholders of the Company at their annual meeting, and in the event that a majority of the stockholders present in person or by proxy at said meeting shall disapprove said restricted stock option, then said restricted stock option shall be of no force and effect. In the event of such disapproval by stockholders the Executive shall have the right within 30 days after date of said annual meeting to cancel this agreement by written notice to the Company.

18. APPLICABLE LAW- This agreement shall be construed according to the laws of the Sate of Nevada.

IN WITNESS WHEREOF, the parties hereto have exercised this agreement the day and year first above mentioned.



   /s/ Janice Jones                       /s/ Alice M. Gluckman
-----------------------------          -----------------------------
Janice Jones, President                Alice M. Gluckman, Corp. Sec.
Chartwell International, Inc.          Chartwell International, Inc.


Dated:  3-22-95                        Dated:  3/27/95

                         MINUTES OF THE BOARD OF DIRECTORS
                            CHARTWELL INTERNATINAL, INC.
                               (A NEVADA CORPORATION)

                            ACTION TAKEN WITHOUT MEETING
                                 SEPTEMBER 1, 1999


Pursuant to Section 3.8 of the by-laws of Chartwell International, Inc., and pursuant to Section 78.315 of the Nevada Revised Statues, the undersigned, constituting a majority of the members of the Board of Directors of Chartwell International, Inc., a Nevada corporation, ("the Company"), hereby consent to a meeting as though said resolutions were adopted at a duly convened meeting of said Board:

WHEREAS, the Company and Janice A. Jones, its Chairman of the Board and acting President had entered into an employment agreement dated March 10, 1995 (attached), as amended per the Board of Directors minutes of April 19, 1998 which provided for deferred compensation of $120,000 annually, and

WHEREAS, the Company Board of Directors authorized additional compensation to Janice A. Jones of $2,500 cash per month as Chair of the Board of Directors as per its September 17, 1998 meeting, and

WHEREAS, Janice A. Jones has worked diligently at improving the Company's operations, including extensive work of recruiting executive personnel, raising financing, and securing acquisitions for its CBSA, Inc. (f/k/a SportsStar Marketing, Inc. and NCRA, Inc.) subsidiary, and has not received cash compensation for her efforts through July 31, 1999, and

WHEREAS, Janice A. Jones has indicated to the Company a willingness to forgive any compensation under the above agreements for her efforts through July 31, 1999 in exchange for considerations which follow:

     1. A re-affirmation of the March 10, 1995 compensation agreement and Board compensation agreement effective beginning August 1, 1999.

     2. The personal use of trade credits from barter exchanges, including ITEX Corporation, BXI, Trade Bank International, and any other trade barter company, for the period March 10, 1995 through the end of the employment contract ( initially March 10, 2003).

     3. The continued payments on her life insurance policy with New York Life Insurance Co. through her employment period at $1,700 per month.

     4. The continued payments on her family health insurance through her employment period.

     5. The conveyance to Janice A. Jones of a 7 1/2% interest in any acquisition made by the Company through her employment period, but excluding acquisitions made by CBSA.

     6. The granting to Janice Jones a 5 year option at $.30/share (a recent trading price) to acquire 500,000 shares of the Company's CBSA, Inc. common stock.
     7. The granting of an option to Janice Jones to forego paying $.30/share cash upon exercise of the above stock option by surrendering the equivalent of $150,000 of said stock at the market value of said shares at the date of exercise of this option, and that Janice Jones be granted a similar option with respect to the other options on CBSA stock currently held by her.

WHEREAS, Janice A. Jones has provided credit to the Company over this year through the use of credit cards in her name, or in the name of the company with her personal guarantee, in the current outstanding amount of approximately $90,000, and the Company had made monthly payments on these obligations.

WHEREAS, the Company is unable to currently pay off these credit obligations, and Janice Jones has indicated a willingness to be continually contingently liable for these obligations.

WHEREAS, Janice Jones wishes the Company to reaffirm its obligations for the credit card debt and to continue to make payments on them until such obligations are paid-off.

WHEREAS, Janice Jones has forgiven $137,461 interest on her notes due her through July 31, 1998 and $88,567 interest accrued for the year ended July 31, 1999.

WHEREAS, Janice Jones has forgiven $37,000 principal balance on her note due her as of July 31, 1999.

RESOLVED, the Company reaffirms its March 10, 1995 employment agreement and its September 17, 1998 board compensation agreement with Janice Jones affective beginning August 1, 1999 and affirms the consideration listed in one through seven above.

RESOLVED, the Company cancels the April 19, 1998 deferred compensation amendment with Janice Jones.

RESOLVED, the Company will continue to pay and be responsible for the credit card obligations, until paid-off.

RESOLVED, the Company recognizes Janice Jones' forgiveness of interest and expresses its appreciation of same.

RESOLVED, the Company recognizes Janice Jones' forgiveness of $37,000 debt as of July 31, 1999 and expresses its appreciation of same.

IN WITNESS WHEREOF, the undersigned, constituting a majority of the Board of Directors of the Company, have executed this written consent effective as of the date first shown above.


                                             ABSTAINS
                             -------------------------------------------
                             Dr. Janice A. Jones     Chair of the Board



                             -------------------------------------------
                             Alice M. Gluckman       Member of the Board



                             -------------------------------------------
                             William R. Willard      Member of the Board



                             -------------------------------------------
                             Barry Goldwater, Jr.    Member of the Board

          FILED
    IN THE OFFICE OF THE
  SECRETARY OF STATE OF THE
     STATE OF NEVADA
       SEP 07 1999
      No. C8650-84
    /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                   RESOLUTIONS ESTABLISHING TERMS AND PREFERENCES

                               OF PREFERRED SHARES OF

                          CHARTARTWELL INTERNATIONAL, INC.
                                A NEVADA CORPORATION

     The undersigned, Janice A. Jones, does hereby certify:

     1. I am the duly elected Chairman of the Board and acting President of Chartwell International, Inc., a Nevada corporation.

     2. Pursuant to authority given by said corporation's Articles of Incorporation, the Board of Directors of said corporation has duly adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation of this corporation provide for a class of its authorized shares known as Preferred Shares, comprising Ten Million (10,000,000) shares issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of this corporation is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and

     WHEREAS, this corporation has authorized the designation of 150,000 of such Preferred Shares as "Series B Preferred Stock" and it is the desire of the Board of Directors of this corporation, pursuant to Its authority as aforesaid, to reaffirm the rights, preferences, restrictions and other matters relating to the said Series B Preferred Stock;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does provide for the issue of a series of Preferred Shares of the corporation consisting of One Hundred Fifty Thousand (150,000) shares designated as "Series B Preferred Stock" and does hereby fix the rights, preferences, restrictions and other matters relating to said Series B Preferred Stock as follows:

          (a)  STATED VALUE

     The stated value of the Series B Preferred Stock shall be $10.00 per share.

          (b)  DIVIDENDS

     The holders of outstanding Series B Preferred Shares shall be entitled to receive, out of funds at the time legally available therefor, noncumulative dividends in the amount of 0% of the stated value in year one, 2% at the end of year two of date of issuance, 3% at end of year three, 4% at end of year four, 5% at end of year five, and 6% at end of year six and each year thereafter as long as said shares are outstanding,before any dividend is paid on Common Shares. No right shall accrue to holders of Series B Preferred Shares by reason of at the fact that dividends on said shares are not paid, nor shall any unpaid dividend bear or accrue interest. Such noncumulative dividend shall be payable as determined by the Board of Directors when and as declared by the Board of Directors.

          (c)  PREFERENCE ON LIQUIDATION

               (1) In the event of any liquidation, dissolution or winding up of the corporation, the holders of Series B Preferred Shares then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the corporation's Common Shares or junior stock, an amount equal to Ten Dollars ($10.00) per share less an amount equal to the dividends, if any, paid thereon pursuant to subdivision (b) above. If, upon liquidation, dissolution or winding up of the corporation, the assets of the corporation available for the distribution to its shareholders shall be insufficient to pay the holders of the Series B Preferred Shares an amount equal to Ten Dollars ($10.00) per share, less an amount equal to the dividends, if any, declared thereon, the holders of the Series B Preferred Shares shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the holders of Series B Preferred Shares have received an amount equal to Ten Dollars ($10.00) per share less an amount equal to the dividends, if any, declared thereon, the assets then remaining shall be distributed equally per share to the holders of Series A and C Preferred Shares, and then any remaining assets to the holders of Common Shares.

               (2) A reorganization, consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution or winding up of the corporation as those terms are used in this subdivision (b) and, in the event of any such reorganization, consolidation, merger of sale of assets, the Series B Preferred Shares shall be entitled only to the rights provided in the plan of reorganization of the Colorado Corporations Code.

            (d)     VOTING RIGHTS

       The holders of the Preferred Shares and the holders of the Common Shares issued and outstanding shall have and possess equal rights to notice of shareholders' meetings, and identical voting rights and powers to vote upon the election of directors or upon any other matter.

          (e)  CONVERSION OF SERIES B PREFERRED STOCK INTO COMMON STOCK

                 (1) Subject to the provisions of this subdivision (e), the holder of record of any share or shares of Series B Preferred Stock shall have the right, at his option, at any time commencing after the date of issuance of said shares, to convert each said share of Series B Preferred Stock into twenty fully paid and nonassessable share of Common Stock of the Company.

                  (2) Any holder of a share or shares of Series B Preferred Stock desiring to convert such Series B Preferred Stock into Common Stock shall surrender the certificate or certificates representing the share or shares of Series B Preferred Stock so to be converted duly endorsed to the Company, or in blank, at the principal office of the Company, and shall give written notice to the Company at said office that be elects to convert the same, and setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

                  (3) Conversion of Series B Preferred Stock shall be subject to the following additional terms and provisions:

                  (A) As promptly as practicable after the surrender for conversion of any Series B Preferred Stock, the Company shall deliver or cause to be delivered at the principal office of the Company (or such other place as may be designated by the Company), to or upon the written order of the holder of such Series B Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Shares of the Series B Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series B Preferred Stock for conversion, as provided above, end the rights of the holders of such Series B Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

                  (B) In the event that the Company shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

                  (C) In the event that the Company shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Series B Preferred Stock may thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Series B Preferred Stock, but at the conversion ratio stated in this subdivision (b), the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Company.

                  (D) In the event that the Company shall at any time pay to the holders of Common Stock a dividend in common Stock, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be proportionately increased, effective at the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

                  (E) Such adjustments shall be made successively if more than one event listed in subdivisions (e) (3) (B), (C) and (D) hereof shall occur.

                  (F) No adjustment of the conversion ratio shall be made by reason of

                       (i) the purchase, acquisition, redemption or retirement by the company of any shares of the Common Stock or any other class of the capital stock of the Company, except as provided n subdivision (e) (3) (B); or

                       (ii) the issuance, other than as provided in subdivisions (e) (3) (B) and (D), of any shares of Common Stock of the Company, or of any securities convertible into shares of Common Stock or other securities of the Company, or of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Company, or of any other securities of the Company, provided that in the event the Company offers any of its securities, or any rights, warrants or options to subscribe for or purchase any of its securities, to the holders of its Common Stock pursuant to any preemptive or preferential rights granted to holders of Common Stock by the Certificate of Incorporation of the Company, or pursuant to any similar rights that may be granted to such holders of Common Stock by the Board of Directors of the Company, at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series B Preferred stock then of record; or

                       (iii) any offer by the Company to redeem or acquire
                  shares of its Common Stock by paying or exchanging therefor stock of another corporation or the carrying out by the Company of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series B Preferred Stock then of record.

                  (G) The Company shall at all times reserve and keep available solely for the purpose of issue upon conversion of Series B Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series B Preferred Stock.

                  (4) The issuance of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series B Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Company that such tax has been paid or is not due and payable.

          (f)  CALL PROVISIONS

          Said Series B Preferred Stock is callable by the Corporation at 110% of stated value with 15 days written notice to the holders of the preferred stock; said holders may in turn give the Corporation its notice to convert said shares into the Common Stock of the Corporation in accordance with subdivision (e) above.

     RESOLVED FURTHER, that Janice A. Jones, the Chairman of the Board and acting President of this corporation, is and hereby is, authorized and directed to execute, acknowledge, file and record a certificate evidencing the adoption of these resolutions in accordance with the foregoing resolutions and the provisions of Nevada law.

     IN WITNESS WHEREOF, the undersigned have executed this certificate on September 3, 1999.


                                       /s/ Janice A. Jones
                                       ------------------------------------
                                       Janice A. Jones, President/Secretary

           FILED
    IN THE OFFICE OF THE
  SECRETARY OF STATE OF THE
      STATE OF NEVADA
        SEP 07 1999
        No. C8650-84
      /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                   RESOLUTIONS ESTABLISHING TERMS AND PREFERENCES

                               OF PREFERRED SHARES OF

                          CHARTARTWELL INTERNATIONAL, INC.
                                A NEVADA CORPORATION

     The undersigned, Janice A. Jones, does hereby certify:

          1. I am the duly elected Chairman of the Board and acting President of Chartwell International, Inc., a Nevada corporation.

          2. Pursuant to authority given by said corporation's Articles of Incorporation, the Board of Directors of said corporation has duly adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation of this corporation provide for a class of its authorized shares known as Preferred Shares, comprising Ten Million (10,000,000) shares issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of this corporation is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and

     WHEREAS, this corporation has authorized the designation of 150,000 of such Preferred Shares as "Series C Preferred Stock" and it is the desire of the Board of Directors of this corporation, pursuant to Its authority as aforesaid, to reaffirm the rights, preferences, restrictions and other matters relating to the said Series C Preferred Stock;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does provide for the issue of a series of Preferred Shares of the corporation consisting of Three Hundred Thousand (300,000) shares designated as "Series C Preferred Stock" and does hereby fix the rights, preferences, restrictions and other matters relating to said Series C Preferred Stock as follows:

          (a)  STATED VALUE

               The stated value of the Series C Preferred Stock shall be $10.00 per share.

          (b)  DIVIDENDS

               The holders of outstanding Series C Convertible Preferred Stock shall be entitled to receive out of funds at the time legally available therefor noncumulative dividends, PARI PASSU with all other series or shares of preferred stock, before any dividend is paid on Common Shares. No right shall accrue to holders of Series C Convertible Preferred Stock by reason of the fact that dividends on said shares are not declared, nor shall any undeclared or unpaid divined bear or accrue interest. Such noncumulative dividends shall be payable as determined by the Board of Directors when and as declared by the Board of Directors. After noncumulative dividends on the Series C Convertible Preferred Stock shall have been declared and paid or set apart, then, if the Board of Directors shall elect to declare and pay additional dividends out of funds legally available therefor, such additional dividends shall be declared and paid in equal amounts per share to the holders of Common Shares.

          (c)  PREFERENCE ON LIQUIDATION

               (1) In the event of any liquidation, dissolution or winding up of the corporation, the holders of Series C Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of this corporation available for distribution to its stockholders PARI PASSU with all other series or shares of preferred stock, whether from capital, surplus or earnings, before any payment shall be made in respect of the corporation's Common Shares or junior stock, an amount equal to Ten Dollars ($10.00) per share. If, upon liquidation, dissolution or winding up of this corporation, the assets of the corporation available for the distribution to its shareholders shall be insufficient to pay the holders of the Series C Convertible Preferred Stock an amount equal to Ten Dollars ($10.00) per share, the holders of the Series C Convertible Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the holders of Series C Convertible Preferred Stock have received an amount equal to Ten Dollars ($10.00) per share the assets then remaining shall be distributed equally per share to the holders of Common Shares and junior stock.

               (2) A reorganization, consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution or winding up of the corporation as those terms are used in this subdivision (b) and, in the event of any such reorganization, consolidation, merger of sale of assets, the Series C Preferred Shares shall be entitled only to the rights provided in the plan of reorganization of the Colorado Corporations Code.

          (d)  VOTING RIGHTS

       The holders of the Preferred Shares and the holders of the Common Shares issued and outstanding shall have and possess equal rights to notice of shareholders' meetings, and identical voting rights and powers to vote upon the election of directors or upon any other matter.

          (e)  CONVERSION OF SERIES C PREFERRED STOCK INTO COMMON STOCK

               (1) Subject to the provisions of this subdivision (e), the holder of record of any share or shares of Series C Preferred Stock shall have the right, at his option, at any time commencing 18 months after the date of issuance of said shares, to convert each said share of Series C Preferred Stock into ten fully paid and nonassessable share of Common Stock of the Company.

               (2) Any holder of a share or shares of Series C Preferred Stock desiring to convert such Series C Preferred Stock into Common Stock shall surrender the certificate or certificates representing the share or shares of Series C Preferred Stock so to be converted duly endorsed to the Company, or in blank, at the principal office of the Company, and shall give written notice to the Company at said office that be elects to convert the same, and setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

               (3) Conversion of Series C Preferred Stock shall be subject to the following additional terms and provisions:

               (A) As promptly as practicable after the surrender for conversion of any Series C Preferred Stock, the Company shall deliver or cause to be delivered at the principal office of the Company (or such other place as may be designated by the Company), to or upon the written order of the holder of such Series C Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Shares of the Series C Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series C Preferred Stock for conversion, as provided above, end the rights of the holders of such Series C Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

               (B) In the event that the Company shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

               (C) In the event that the Company shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Series C Preferred Stock may thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Series C Preferred Stock, but at the conversion ratio stated in this subdivision (b), the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Company.

               (D) In the event that the Company shall at any time pay to the holders of Common Stock a dividend in common Stock, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be proportionately increased, effective at the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

               (E) Such adjustments shall be made successively if more than one event listed in subdivisions (e) (3) (B), (C) and (D) hereof shall occur.

               (F) No adjustment of the conversion ratio shall be made by reason of

                    (i) the purchase, acquisition, redemption or retirement by the company of any shares of the Common Stock or any other class of the capital stock of the Company, except as provided n subdivision (e) (3) (B); or

                    (ii)  the issuance, other than as provided in subdivisions
               (e) (3) (B) and (D), of any shares of Common Stock of the Company, or of any securities convertible into shares of Common Stock or other securities of the Company, or of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Company, or of any other securities of the Company, provided that in the event the Company offers any of its securities, or any rights, warrants or options to subscribe for or purchase any of its securities, to the holders of its Common Stock pursuant to any preemptive or preferential rights granted to holders of Common Stock by the Certificate of Incorporation of the Company, or pursuant to any similar rights that may be granted to such holders of Common Stock by the Board of Directors of the Company, at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series C Preferred stock then of record; or

                    (iii) any offer by the Company to redeem or acquire shares of its Common Stock by paying or exchanging therefor stock of another corporation or the carrying out by the Company of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series C Preferred Stock then of record.

               (G) The Company shall at all times reserve and keep available solely for the purpose of issue upon conversion of Series C Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series C Preferred Stock.

               (4) The issuance of certificates for shares of Common Stock upon conversion of the Series C Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series C Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Company that such tax has been paid or is not due and payable.

     RESOLVED FURTHER, that Janice A. Jones, the Chairman of the Board and acting President of this corporation, is and hereby is, authorized and directed to execute, acknowledge, file and record a certificate evidencing the adoption of these resolutions in accordance with the foregoing resolutions and the provisions of Nevada law.

     IN WITNESS WHEREOF, the undersigned have executed this certificate on September 3, 1999.


                                       /s/ Janice A. Jones
                                       ------------------------------------
                                       Janice A. Jones, President/Secretary